                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        The Hallwood Group Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                        THE HALLWOOD GROUP INCORPORATED

                            NOTICE OF ANNUAL MEETING

Dear Hallwood Group Stockholder:

     On behalf of the Board of Directors, you are cordially invited to attend the Annual Meeting of Stockholders of The Hallwood Group Incorporated ("Hallwood Group"). The annual meeting will be held on Wednesday, May 5, 1999 at 1:00 p.m. (Toronto, Ontario, Canada) at The Four Seasons Hotel, 21 Avenue Road, Toronto, Ontario, Canada.

     At the annual meeting we will:

          1. Elect one director to hold office for three years; and

          2. Transact any other business properly presented at the meeting.

     Only stockholders of record at the close of business on Friday, March 19, 1999, are entitled to notice of and to vote at the annual meeting.

April 12, 1999

                                           By order of the Board of Directors

                                                    MELVIN J. MELLE
                                                       Secretary

     YOUR BOARD OF DIRECTORS URGES YOU TO VOTE UPON THE MATTERS PRESENTED. IF YOU ARE UNABLE TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE MEETING. EXECUTING YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ARE PRESENT AT THE MEETING.

                        THE HALLWOOD GROUP INCORPORATED
                            3710 RAWLINS, SUITE 1500
                              DALLAS, TEXAS 75219

                             ---------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 5, 1999

                             ---------------------

     This proxy statement and the accompanying proxy are first being mailed on or about April 12, 1999. The accompanying proxy is solicited by the board of directors of Hallwood Group.

                 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

 1.  Q: WHO IS ENTITLED TO VOTE?

     A: Stockholders of record at the close of business on Friday, March 19, 1999 (the record date) are entitled to vote at the annual meeting.

 2.  Q: WHAT MAY I VOTE ON?

     A: You may vote on:

        (1) The election of one nominee to serve on the board of directors for three years; and

        (2) Any other business properly presented at the meeting.

 3.  Q: HOW DO I VOTE?

     A: Sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the election of our nominee. Abstentions, broker non-votes and proxies directing that the shares are not to be voted will not be counted as a vote in favor of the nominee.

 4.  Q: HOW CAN I REVOKE MY PROXY?

     A: You have the right to revoke your proxy at any time before the meeting by:

        (1) notifying our corporate secretary;

        (2) voting in person; or

        (3) returning a later-dated proxy card.

        Attending the meeting is not sufficient to revoke your proxy unless you notify Hallwood Group's secretary in writing prior to the voting of your proxy.

 5.  Q: HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE PROPOSAL?

     A: Your board of directors recommends that you vote FOR the nominee for director.

 6.  Q: HOW MANY SHARES CAN VOTE AT THE ANNUAL MEETING?

     A: As of the record date, there were 1,254,751 shares of common stock outstanding and entitled to vote at the annual meeting. You are entitled to one vote for each share of common stock you hold.

 7.  Q: WHAT IS A "QUORUM"?

     A: A "quorum" is a majority of the outstanding shares. A quorum may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be valid. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum.

 8.  Q: HOW MANY VOTES DO YOU NEED TO ELECT THE NOMINEE?

     A: The affirmative vote of the holders of a majority of common stock, voting in person or represented by proxy at the annual meeting is necessary to elect the director. The trustees of Alpha Trust, which holds 36.5% of the common stock, and the Epsilon Trust, which holds 24.3% of the common stock have told us that all of the common stock beneficially owned by those trusts, or approximately 60.8% of the outstanding common stock will be voted for the nominee.

                            SOLICITATION OF PROXIES

     The cost of preparing, assembling, printing and mailing this proxy statement and the enclosed proxy form and the cost of soliciting proxies related to the annual meeting will be borne by Hallwood Group. Hallwood Group will request banks and brokers to solicit their customers who are beneficial owners of shares of common stock listed of record in names of nominees, and will reimburse those banks and brokers for the reasonable out-of-pocket expenses of the solicitation. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers and other regular employees of Hallwood Group and its subsidiaries, but no additional compensation will be paid to such individuals on account of such activities. In addition, Hallwood Group has retained Morrow & Co., Inc. to assist in the solicitation of proxies, for which such firm will be paid a fee of $2,500 plus reimbursement of reasonable out-of-pocket expenses. We estimate that the total costs of the proxy solicitation will be approximately $4,000.

                              ELECTION OF DIRECTOR

     Hallwood Group's board of directors (the "Board") is divided into three classes serving staggered three-year terms. At the annual meeting, you will elect one person to the Board. The three remaining directors will continue in office for the terms indicated below.

     The individual named on the enclosed proxy card intends to vote for the election of the nominee listed below, unless you direct him to withhold your vote. The nominee has indicated that he is able and willing to serve as director. However, if for some reason the nominee is unable to stand for election, the individual named as proxy may substitute some other person for the nominee and may vote for that nominee. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE INDIVIDUAL NOMINATED FOR ELECTION AS A DIRECTOR.

     Below are the names and ages of the nominee and of each of the three directors whose terms of office will continue after the annual meeting, the year in which each director was first elected as a director of Hallwood Group, their principal occupations for at least the past five years, and other directorships they hold.

NOMINEE FOR ELECTION FOR A THREE-YEAR TERM ENDING WITH THE 2002 ANNUAL MEETING

- Brian M. Troup                Mr. Troup, age 52, has served as a director
                                since 1981 and as President and Chief Operating
                                Officer of Hallwood Group since April 1986; as a director of the general partner of Hallwood
                                Energy Partners, L.P. ("Hallwood Energy") since
                                1984. Since 1990, he has served as a director of Hallwood Realty, LLC ("Hallwood Realty"), and its predecessor entity, Hallwood Realty
                                Corporation, which is a wholly-owned subsidiary of Hallwood Group and serves as the general partner of Hallwood Realty Partners, L.P.
                                ("Hallwood Realty Partners"). He has served as a director of Hallwood Consolidated Resources
                                Corporation ("Hallwood Consolidated Resources") since

                                1992. He has served as a director of Hallwood Holdings, S.A. ("HHSA") since March 1984. He is an associate of the Institute of Bankers in Scotland and a member of the Society of Investment Analysts in the United Kingdom.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING

- Charles A. Crocco, Jr.        Mr. Crocco, age 60, has served as a director
                                since 1981. He was a shareholder in, and then Of
                                Counsel to, Crocco & De Maio, P.C., attorneys at law, and its predecessors, for more than five years. As of January 1, 1999, Crocco & De Maio combined its practice with Jackson & Nash, LLP where Mr. Crocco is now Of Counsel. He also has served as a director of First Banks America, Inc., a bank holding company, since April 1988.

- J. Thomas Talbot              Mr. Talbot, age 63, has served as a director
                                since 1981 and is Chairman of Hallwood Group's
                                Audit Committee. He has been a partner of Shaw &
                                Talbot, a commercial real estate investment and development company, since 1975, and of Pacific
                                Management Group, an asset management firm, since 1986, and is the owner of The Talbot
                                Company. Mr. Talbot served as Chairman of the Board and Chief Executive Officer of HAL, Inc., an airline holding company; and as Chairman of the Board and Chief Executive Officer of both
                                Hawaiian Airlines, Inc., a commercial airline, and West Maui Airport between 1989 and July
                                1991. He was founder and served as Chairman of the Board of Jet America Airlines between 1980 and 1986. He has served as a director of Fidelity National Financial, Inc. since December
                                1990. He has also served as a director of California Coastal Communities, Inc. (formerly
                                Koll Real Estate Group) since August 1993.

DIRECTOR CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

- Anthony J. Gumbiner           Mr. Gumbiner, age 54, has served as a director
                                and Chairman of the Board since 1981 and Chief
                                Executive Officer of Hallwood Group since 1984.
                                He has also served as Chairman of the Board of Directors and Chief Executive Officer of the general partner of Hallwood Energy since 1984 and February 1987, respectively; as a director of HHSA since March 1984; as a director of Hallwood Realty since November 1990 and as a director of Hallwood Consolidated Resources since 1992. Mr. Gumbiner is also a solicitor of the Supreme Court of Judicature of England.

     Except as indicated above, neither the nominee nor the continuing directors hold a directorship in any company with a class of securities registered under
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

     No family relationships exist between the nominee, the directors and the executive officers.

COMMITTEES AND MEETINGS OF THE BOARD

     Messrs. Talbot (Chairman) and Crocco served as members of Hallwood Group's Audit Committee during the year ended December 31, 1998. The Audit Committee met two times during this period and was charged with the responsibility of reviewing the annual audit report and Hallwood Group's accounting practices and procedures, and recommending to the Board the firm of independent public accountants to be engaged for the following year.

     The Board does not have a standing nominating committee or compensation committee.

     During the year ended December 31, 1998, the Board held six meetings. Each director attended at least 75% of (1) the total number of meetings held by the Board and (2) the total number of meetings held by all committees of the Board on which he served.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as to the beneficial ownership of shares of Hallwood Group's common stock (1) for any person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) who, or which Hallwood Group knows, owns beneficially more than 5% of the outstanding shares of common stock as of the close of business on the record date, (2) for each director and the nominee for director and (3) for all directors and executive officers as a group.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL     PERCENTAGE
                  NAME OF BENEFICIAL OWNER                    OWNERSHIP(1)    OF CLASS(1)
                  ------------------------                    ------------    -----------
Alpha Trust.................................................    457,791(2)       36.5%
c/o Radcliffes Trustee Company SA
9 Rue, Charles Humbert
1205 Geneva, Switzerland

Epsilon Trust...............................................    305,196(3)       24.3%
c/o Radcliffes Trustee Company SA
9 Rue, Charles Humbert
1205 Geneva, Switzerland

Heartland Advisors, Inc.....................................     89,600(4)        7.1%

Charles A. Crocco, Jr. .....................................     10,550(5)          *

Anthony J. Gumbiner.........................................     55,800(6)        4.3%

William L. Guzzetti.........................................         --(7)         --

Melvin J. Melle.............................................      6,000(8)          *

J. Thomas Talbot............................................     10,000(9)          *

Brian M. Troup..............................................     37,200(10)       2.9%

All directors and executive officers as a group (6
  persons)..................................................    119,550           8.7%

---------------

  *  Less than 1%

 (1) Assumes, for each person or group listed, the exercise of all stock options held by such person or group that are exercisable within 60 days, in accordance with Rule 13d-3(d)(1)(i) of the Exchange Act, but the exercise of none of the convertible securities owned by any other holder of options.

 (2) Mr. Gumbiner has the power to designate and replace the trustees of the Alpha Trust. Mr. Gumbiner and his family are among the discretionary beneficiaries of the Alpha Trust.

 (3) Mr. Gumbiner has the power to designate and replace the trustees of the Epsilon Trust. Mr. Troup and his family are among the discretionary beneficiaries of the Epsilon Trust.

 (4) Based upon the Schedule 13G filed by Heartland Advisors, Inc. on January 21, 1999. The shares of common stock are held in investment advisory accounts of Heartland Advisors, Inc. Consequently, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock. No individual investment account is known to have an interest relating to more than 5% of the common stock of Hallwood Group.

 (5) Includes currently exercisable options to purchase 10,000 shares of common stock.

 (6) Includes currently exercisable options to purchase 55,800 shares of common stock. Excludes 457,791 shares of common stock held by Alpha Trust. In addition, Mr. Gumbiner holds currently exercisable options to purchase 127,500 Class A units and 17,294 Class C units of Hallwood Energy, currently exercisable options to purchase 75,500 shares of Hallwood Consolidated Resources, and currently exercisable options to purchase 25,800 units of Hallwood Realty Partners.

 (7) Mr. Guzzetti owns 100 units of Hallwood Energy and 100 units of Hallwood Realty Partners, currently exercisable options to purchase 63,750 Class A units and 8,294 Class C Units of Hallwood Energy, currently exercisable options to purchase 39,750 shares of Hallwood Consolidated Resources, and currently exercisable options to purchase 15,000 units of Hallwood Realty Partners.

 (8) Includes currently exercisable options to purchase 6,000 shares of common stock.

 (9) Includes currently exercisable options to purchase 10,000 shares of common stock.

(10) Includes currently exercisable options to purchase 37,200 shares of common stock. Excludes 305,196 shares of common stock held by Epsilon Trust. In addition, Mr. Troup holds currently exercisable options to purchase 85,000 Class A units and 11,294 Class C units of Hallwood Energy, currently exercisable options to purchase 53,000 shares of Hallwood Consolidated Resources, and currently exercisable options to purchase 17,200 units of Hallwood Realty Partners.

                             EXECUTIVE COMPENSATION

     The total compensation paid for each of the years ended December 31, 1998, December 31, 1997 and December 31, 1996 to the Chief Executive Officer, and the other executive officers who received cash compensation in excess of $100,000 for 1998 (collectively, the "Named Executive Officers"), is set forth in the following Summary Compensation Table.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                                             --------------------
                               ANNUAL COMPENSATION                           SECURITIES
                        ----------------------------------    OTHER ANNUAL   UNDERLYING    LTIP      ALL OTHER
  NAME AND PRINCIPAL    CALENDAR                              COMPENSATION    OPTIONS/    PAYOUTS   COMPENSATION
       POSITION           YEAR     SALARY($)      BONUS($)       ($)(5)       SARS(#)       ($)        ($)(8)
  ------------------    --------   ---------      --------    ------------   ----------   -------   ------------
Anthony J. Gumbiner...    1998            0(2)          0            0              (6)         (7)     6,200
  Chairman and Chief      1997            0(2)          0            0              (6)         (7)     6,200
  Executive Officer       1996      625,000(1)(2)       0            0              (6)        0        6,200

Brian M. Troup........    1998            0(2)          0            0              (6)         (7)     3,800
  President and Chief     1997            0(2)          0            0              (6)         (7)    27,633(9)
  Operating Officer       1996      100,000(2)          0            0              (6)        0       74,470(9)

William L. Guzzetti...    1998      413,262(3)    182,800(4)         0             0      30,523        4,800
  Executive Vice          1997      412,745(3)    158,870(4)         0             0      42,854        4,750
  President               1996      412,745(3)    150,000(4)         0             0      33,170        4,500

Melvin J. Melle.......    1998      208,333             0        2,940             0           0       13,893
  Vice President,
    Chief                 1997      208,333             0        2,940         4,500           0       13,936
  Financial Officer       1996      208,333             0        2,940             0           0        9,025
  and Secretary

---------------

(1) Consists of $375,000 paid by Hallwood Group and $250,000 paid by Hallwood Petroleum, Inc. ("HPI").

(2) In addition to the compensation paid to Messrs. Gumbiner and Troup, Hallwood Group paid HSC Financial Corporation ("HSC Financial"), an entity with which Messrs. Gumbiner and Troup are associated, consulting fees of $825,000 each year for 1998 and 1997 and $350,000 for 1996, primarily in connection with HSC Financial's activities on behalf of Hallwood Group's subsidiaries. Hallwood Group also received from Hallwood Group's energy entities consulting fees of $550,000 for 1998 and 1997 and $300,000 for 1996, which Hallwood Group paid to HSC Financial to provide the associated consulting services to Hallwood Group's energy entities. See "Certain Relationships and Related Transactions." In March 1998, the Board approved bonuses to HSC Financial in the amount of $500,000 from Hallwood Group and $322,539 from its Hallwood Commercial Real Estate, Inc. ("HCRE") subsidiary, both of which were accrued and payable as of December 31, 1997, and were paid during 1998. In March 1997, Hallwood Group paid HSC Financial a bonus of $100,000 and HCRE paid a bonus of $139,000 with respect to its activities on behalf of Hallwood Group outside of the United States. In addition, in 1997 Hallwood Group received from ShowBiz Pizza Time, Inc. ("ShowBiz"), a consulting fee of $31,250, which Hallwood Group paid to HSC Financial to provide associated consulting services to ShowBiz. Hallwood Group owned 13% of the common stock of ShowBiz until March 1997.

(3) Consists of $204,811 paid by Hallwood Energy and affiliates for 1998 and $204,294 each of 1997 and 1996, and $208,333 paid by Hallwood Realty for each of 1998, 1997, and 1996.

(4) Consists of $162,800 paid by Hallwood Energy and affiliates and $20,000 by Hallwood Realty for 1998; $143,870 paid by Hallwood Energy and affiliates, $7,500 by Hallwood Realty and $7,500 by HCRE for 1997; $131,500 paid by Hallwood Energy and affiliates, $9,250 by Hallwood Realty and $9,250 by HCRE for 1996.

(5) Represents reimbursements to compensate for the income tax effect of payment for life and/or disability insurance.

(6) Consists of the following options granted during calendar years ended 1998, 1997, and 1996. "HWG" refers to Hallwood Group, "HRP" to Hallwood Realty Partners, "HEP" to Hallwood Energy and "HCRC" to Hallwood Consolidated Resources.

                                                      YEAR     SECURITIES UNDERLYING
NAME                                       COMPANY   GRANTED     OPTIONS/SARS (#)
----                                       -------   -------   ---------------------
Anthony J. Gumbiner......................   HWG      1997             27,900
                                            HWG      1996             27,900
                                            HEP      1998             34,588
                                            HCRC     1997             47,700
Brian M. Troup...........................   HWG      1997             18,600
                                            HWG      1996             18,600
                                            HEP      1998             22,588
                                            HCRC     1997             31,800
William L. Guzzetti......................   HEP      1998             16,588
                                            HCRC     1997             23,850

(7) Pursuant to the Hallwood Petroleum Long-Term Incentive Plan ("LTIP"), payouts were made to HSC Financial in the amount of $67,977 for 1998, $54,750 for 1997 and, $9,943 for 1996.

(8) Consists of the following items of compensation:

                                   COMPANY OR SUBSIDIARY
                                    CONTRIBUTIONS TO TAX
                                  FAVORED SAVINGS PLANS OR
                                  IN LIEU THEREOF PAYMENT
                                     UNDER THE HALLWOOD      PREMIUM PAYMENTS FOR
                                  SPECIAL BONUS AGREEMENT     TERM LIFE INSURANCE
                                            ($)                       ($)
                                  ------------------------   ---------------------
NAME                               1998     1997     1996    1998    1997    1996
----                              ------   ------   ------   -----   -----   -----
Anthony J. Gumbiner.............      0        0        0    6,200   6,200   6,200
Brian M. Troup..................      0        0        0    3,800   3,800   3,800
William L. Guzzetti.............  4,800    4,750    4,500        0       0       0
Melvin J. Melle.................  8,213    8,256    3,345    5,680   5,680   5,680

(9) The Board approved reimbursement to Mr. Troup of medical expenses not covered by Hallwood Group's group medical insurance contract in the amount of $23,832 in 1997 and $70,670 in 1996, which is included in "All Other Compensation."

                    OPTIONS/SAR GRANTS IN LAST CALENDAR YEAR

     The following table sets forth the options to purchase Class C units of Hallwood Energy granted to the following Named Executive Officers during 1998. No options granted to the Named Executive Officers were exercised in 1998.

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                         ANNUAL RATES OF
                                               INDIVIDUAL GRANTS                           UNIT PRICE
                                           --------------------------                   APPRECIATION FOR
                            NUMBER OF       % OF TOTAL                                 OPTION TERM($) (2)
                           SECURITIES      OPTIONS/SARS   EXERCISE OR                -----------------------
                           UNDERLYING       GRANTED TO    BASE PRICE                     5%          10%
                          OPTIONS/ SARS    EMPLOYEES IN    PER SHARE    EXPIRATION     $16.29       $25.94
NAME                     GRANTED (#) (1)   FISCAL YEAR        ($)          DATE      UNIT PRICE   UNIT PRICE
----                     ---------------   ------------   -----------   ----------   ----------   ----------
Anthony J. Gumbiner....      34,588             29           10.00       05/05/08     217,522      551,244
Brian M. Troup.........      22,588             19           10.00       05/05/08     142,078      360,052
William L. Guzzetti....      16,588             14           10.00       05/05/08     104,321      264,370

---------------

(1) Options have a ten-year term and vest cumulatively at the rate of 1/2 on the grant date and 1/2 on the first anniversary of the grant date. All options vest immediately in the event of certain changes in control of Hallwood Energy.

(2) Securities and Exchange Commission Rules require calculation of potential realizable value assuming that the market price of the Class C units appreciates in value at 5% and 10% annualized rates. At a 5% annualized rate of appreciation, the Class C units price would be $16.29 at the end of ten years. At a 10% annualized rate of appreciation, the Class C unit price would be $25.94 at the end of ten years. No gain to an executive officer is possible without an appreciation in Class C unit value, which will benefit all holders of Class C units. The actual value an executive officer may receive depends on market prices for the Class C units, and there can be no assurance that the amounts reflected will actually be realized.

                        AGGREGATED OPTION/SAR EXERCISES
                   AND OPTION/SAR VALUES AT DECEMBER 31, 1998

     The following table discloses for each of the Named Executive Officers who have been granted options to purchase securities of Hallwood Group or its affiliates, the number of options held by each of the Named Executive Officers and the potential realizable values of their options at December 31, 1998. None of the Named Executive Officers exercised any options during the year ended December 31, 1998, and Hallwood Group has not granted SARs.

                                                               NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED       IN-THE-MONEY
                                                                 OPTIONS/SARS AT          OPTIONS/SARS AT
                                   SHARES                     DECEMBER 31, 1998 (#)    DECEMBER 31, 1998 ($)
                                  ACQUIRED                    ----------------------   ---------------------
                                     ON           VALUE            EXERCISABLE/            EXERCISABLE/
NAME                   ENTITY   EXERCISE (#)   REALIZED ($)       UNEXERCISABLE            UNEXERCISABLE
----                   ------   ------------   ------------   ----------------------   ---------------------
Anthony J.             HWG                                             55,800 / 0            202,275 / 0
  Gumbiner...........
                       HRP                                             25,800 / 0          1,228,725 / 0
                       HEP                                            144,794 / 17,294             0 / 0
                       HCRC        4,000          33,280               75,500 / 15,900       189,221 / 0
Brian M. Troup.......  HWG                                             37,200 / 0            134,850 / 0
                       HRP                                             17,200 / 0            819,150 / 0
                       HEP                                             96,294 / 11,294             0 / 0
                       HCRC                                            53,000 / 10,600       137,694 / 0
William L.             HRP                                             15,000 / 0            714,375 / 0
  Guzzetti...........
                       HEP                                             72,044 / 8,294              0 / 0
                       HCRC                                            39,750 / 7,950        103,271 / 0
Melvin J. Melle......  HWG                                              6,000 / 0             11,250 / 0

      LONG TERM INCENTIVE PLANS -- AWARDS IN YEAR ENDED DECEMBER 31, 1998

     The following table discloses each of the Named Executive Officers who received long-term incentive plan awards during the year ended December 31, 1998 and the estimated future payouts of the awards.

                                                     PERFORMANCE OR       ESTIMATED FUTURE
                                         NUMBER OF    OTHER PERIOD    PAYOUTS UNDER NON-STOCK
NAME                                     UNITS (#)    UNTIL PAYOUT    PRICE-BASED PLANS ($)(1)
----                                     ---------   --------------   ------------------------
Anthony J. Gumbiner(2).................       --            --                     --
Brian M. Troup(2)......................       --            --                     --
William L. Guzzetti....................   0.0727          2003                 18,176

---------------

(1) This amount represents an award under the HPI 1998 Incentive Plan. There are no minimum, maximum or target amounts payable under the plan. Payments under the awards will be equal to the indicated percentage of net cash flow from certain wells for the first five years after an award and, in the sixth year, the indicated percentage of 80% of the remaining net present value of estimated future production from the wells. The amounts shown above are estimates based on estimated reserve quantities and future prices. Because of the uncertainties inherent in estimating quantities of reserves and prices, it is not possible to predict cash flow or remaining net present value of estimated future production with any degree of certainty.

(2) In addition, an award was granted to HSC Financial with respect to .3818 units, having a payout period ending in 2003 and an estimated future payout of $95,453.

                           COMPENSATION OF DIRECTORS

     For the year ended December 31, 1998, Messrs. Crocco and Talbot received director fees of $27,500 and are entitled to receive $500 for each day spent on business of Hallwood Group, other than at Board meetings. Each director is also reimbursed for expenses reasonably incurred in connection with the performance of his duties. Additional information regarding consulting agreements with or services provided by Messrs. Gumbiner and Troup, through HSC Financial, is included in "Certain Relationships and Related Transactions" and "Compensation Committee Interlocks and Insider Participation," below.

                              EMPLOYMENT AGREEMENT

     During the year ended December 31, 1998, Hallwood Group had an employment agreement with Mr. Melle. The employment agreement provides for payment of a salary of $200,000 per year plus an annual bonus in an amount as may be determined by the Board. In addition, the employment agreement provides that Hallwood Group will maintain $500,000 of life insurance benefits on behalf of Mr. Melle and, for the year ended December 31, 1998, Hallwood Group paid premiums in the amount of $5,680 for this life insurance. The employment agreement continued under the same terms and conditions until December 31, 1998, at which time it was automatically extended for one year and will be automatically extended annually thereafter unless terminated by either party.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Since November 1997 the Board as a whole has performed the functions of the Compensation Committee. References to Hallwood Group's Compensation Committee in this proxy statement refer to the Board, acting in its capacity as the Compensation Committee.

     Messrs. Gumbiner, Troup and Guzzetti served on the Boards of Directors of Hallwood Realty, Hallwood Consolidated Resources and the general partner of Hallwood Energy. For each of these entities, the Board of Directors serves as the Compensation Committee and Mr. Gumbiner is the Chief Executive Officer and Mr. Guzzetti is the Chief Operating Officer.

     As general partner of Hallwood Realty Partners, Hallwood Realty earns an asset management fee and certain related fees from Hallwood Realty Partners, which amounted to $495,000 for the year ended December 31, 1998. In addition, Hallwood Realty Partners reimbursed Hallwood Realty for $2,316,000 of costs incurred by Hallwood Realty on behalf of Hallwood Realty Partners in 1998. As property manager for Hallwood Realty Partners, Hallwood Group's HCRE subsidiary received management fees, leasing commissions and certain other fees from Hallwood Realty Partners and related parties of $3,881,000 during the year ended December 31, 1998.

     Hallwood Energy and its affiliates reimbursed Hallwood Group for $317,000 of costs incurred by Hallwood Group on behalf of Hallwood Energy and its affiliates and Hallwood Consolidated Resources reimbursed Hallwood Group for $246,000 of costs incurred by Hallwood Group on behalf of Hallwood Consolidated Resources during the year ended December 31, 1998.

     Hallwood Group entered into a financial consulting agreement with HPI, dated as of December 31, 1996, which provides that Hallwood Group or its agent will provide consulting services to HPI for compensation of $550,000 per year. The agreement continues until June 30, 2000 and is automatically renewed for successive three-year terms, except that either party may terminate the agreement on not less than 30 days' written notice prior to the expiration of any three-year term. The former Compensation Committee had determined that these services would be most appropriately provided by HSC Financial, acting as Hallwood Group's agent, through the services of Messrs. Gumbiner and Troup, and that as consideration for these services, Hallwood Group would pay to HSC Financial the fee to which Hallwood Group is entitled under the agreement.

     Since December 31, 1996, Hallwood Group has been a party to an agreement with HSC Financial pursuant to which HSC Financial provides international consulting and advisory services to Hallwood Group and its affiliates for an annual fee of $825,000. According to this agreement, Hallwood Group reimburses HSC Financial for reasonable and necessary expenses in providing office space and administrative services used by Mr. Gumbiner. For the year ended December 31, 1998, Hallwood Group reimbursed HSC Financial in the amount of $325,000. Of the amounts paid in 1998, $65,000 was paid by Hallwood Group, $130,000 was paid by the general partner of Hallwood Energy and its affiliates, and $130,000 was paid by Hallwood Realty.

     During the year ended December 31, 1998, Hallwood Group retained Crocco & DeMaio, P.C., attorneys at law, of which Mr. Crocco was a partner, as special counsel to Hallwood Group on certain legal matters for which $30,105 was paid (excluding expense reimbursements). In addition, in 1998, Hallwood Consolidated Resources paid Mr. Crocco $3,226 as special counsel to Hallwood Consolidated Resources on certain legal matters.

                             COMPENSATION COMMITTEE
                       REPORTS ON EXECUTIVE COMPENSATION

GENERAL

     Hallwood Group is a diversified holding company with several subsidiaries and affiliated companies. Of the Named Executive Officers, Messrs. Gumbiner and Troup are involved in the activities of all of the subsidiaries and affiliated companies, but for 1998 received no cash compensation directly from Hallwood Group or any of the entities it controls. Mr. Melle is involved in the activities of Hallwood Group and of certain subsidiaries and affiliated companies, but for 1998 received compensation only from Hallwood Group. Accordingly, the compensation of Mr. Melle is determined solely by Hallwood Group's Compensation Committee. Mr. Guzzetti is involved in the activities of Hallwood Realty, HCRE, Hallwood Energy and Hallwood Consolidated Resources and their subsidiaries and controlled entities. The compensation of Mr. Guzzetti with respect to his services to Hallwood Realty is determined by the Board of Directors of Hallwood Realty, the compensation to Mr. Guzzetti for his services with respect to HCRE is determined by Hallwood Group's Compensation Committee and Mr. Guzzetti's compensation with respect to his services to Hallwood Energy, Hallwood Consolidated Resources and the related energy companies is determined by the Boards of Directors of Hallwood Energy's general partner and Hallwood Consolidated Resources.

COMPENSATION BY THE COMPANY

     Hallwood Group's Board, acting in its capacity as the Compensation Committee, annually determines the compensation of Hallwood Group's executive officers after discussions with each officer and bases the amount of compensation on Hallwood Group's Compensation Committee's determination of the reasonable compensation for that officer. The members of Hallwood Group's Compensation Committee, through their business experience, are generally aware of prevailing compensation practices and regularly review and remain informed about the recent financial and operating experience of Hallwood Group. Based on this experience and review, Hallwood Group's Compensation Committee establishes compensation that it believes to be appropriate for each officer. Substantially all of the executive officers' compensation is paid as salary, although from time to time Hallwood Group's Compensation Committee has awarded substantial bonuses upon completion of significant acquisitions or other transactions that provide material benefits to Hallwood Group.

     HCRE has contracted with Hallwood Realty to manage the properties controlled by Hallwood Realty. Mr. Guzzetti is the President and is primarily responsible for the operations of HCRE. HCRE's Executive Incentive Plan authorizes HCRE to pay annual cash bonuses in an amount up to 10% of HCRE's net operating income for the prior year. No bonuses were awarded pursuant to the Executive Incentive Plan for 1998. The actual amount to be paid and the allocation of the total amount to individual employees is recommended by Mr. Gumbiner, the Chief Executive Officer of HCRE, and is approved by the Board of Directors of HCRE, which consists of Messrs. Gumbiner, Troup and Guzzetti. Any amount to be paid to an executive officer of Hallwood Group is subject to the approval of the Board.

     1998 Members of the Board

        Charles A. Crocco, Jr.
        Anthony J. Gumbiner
        J. Thomas Talbot
        Brian M. Troup

COMPENSATION BY HALLWOOD REALTY

     Compensation of the executive officers of Hallwood Realty is determined by the entire Board of Directors of Hallwood Realty in consultation with Mr. Guzzetti, the President of Hallwood Realty. The members of the Hallwood Realty's Board of Directors, through their business experience, are generally aware of prevailing compensation practices and regularly review and remain informed about the recent financial and operating experience of Hallwood Realty and Hallwood Realty Partners. With this experience and review, Hallwood Realty's Board of Directors bases its determination of specific amounts to be paid to individual executive officers primarily on Mr. Guzzetti's and the Hallwood Realty's Board of Directors' assessments of the individual performance of each officer. Substantially all the compensation paid by Hallwood Realty to its executive officers consists of salary, although Hallwood Realty's Board of Directors may determine to pay bonuses from time to time based on their determination that Hallwood Realty or Hallwood Realty Partners have experienced favorable operating results or completed transactions that benefit Hallwood Realty or Hallwood Realty Partners. For 1998, Mr. Guzzetti and Hallwood Realty's Board of Directors determined that no change was required in the salaries of the executive officers from the prior year. In recognition of the benefits provided to Hallwood Realty Partners through the efforts of the executive officers during the year, Hallwood Realty's Board of Directors determined that it was appropriate to award bonuses to the executive officers of Hallwood Realty, including a bonus of $20,000 to Mr. Guzzetti.

     1998 Members of the Hallwood Realty Board of Directors:

Anthony J. Gumbiner                           William L. Guzzetti
Alan G. Crisp                                 William F. Forsyth
Brian M. Troup

COMPENSATION BY HALLWOOD ENERGY

     General. The oil and gas activities of the Company are conducted by Hallwood Energy, Hallwood Consolidated Resources and the entities they control (collectively, the "Energy Companies"). Management for all the Energy Companies is provided by employees of HPI, a subsidiary of Hallwood Energy, which provides services to all of the Energy Companies. Accordingly, the various Energy Companies do not directly pay any compensation but reimburse HPI for its costs and expenses. Individual compensation is based on the individual's responsibilities and performance relating to all of the Energy Companies. Salaries are allocated among the Energy Companies based on a procedure that takes into account both the amount of time spent on management and the number of properties owned by each entity. The cash bonus pool is allocated among the Energy Companies based upon each entity's performance relative to all of the Energy Companies. Awards under the long-term incentive plans are allocated based upon the ownership of the wells included in the plan. Because the compensation paid to HPI employees is allocated to all of the Energy Companies, it is reviewed and approved by both the Board of Directors of the general partner (the "General Partner") of Hallwood

Energy and Hallwood Consolidated Resources' Board of Directors. The compensation of the Energy Companies' management employees, other than executive officers, is reviewed and approved at least annually. Compensation for executive officers is reviewed periodically, typically every three to four years.

     During 1998, salaries were reviewed and awards under the long-term incentive plan were made by the full Board of Directors of both the General Partner and Hallwood Consolidated Resources, in each case acting as the Compensation Committee. In February of 1999, the Executive Committees of both the General Partner and Hallwood Consolidated Resources determined the cash bonuses to be paid with respect to 1998, and these bonuses were ratified by the full Board of Directors of the General Partner and Hallwood Consolidated Resources in March of 1999. In determining the compensation of key employees, the Energy Companies' use industry surveys to determine the total compensation paid by comparable companies to comparable key employees. The total compensation data is used to determine the amount of bonus that is paid based on the Board's characterization of the Energy Companies' performance for the year. For 1998, the compensation of the Energy Companies' management employees consisted of three primary components: salary and annual bonus, cash bonus and long-term incentive plan awards.

     Salary. All non-hourly employees' salaries and annual bonuses are determined based on the individual employee's level of responsibility and comparisons to similar positions in comparable companies. Salaries of officers and other professional employees are generally set at approximately 64% to 90% of the average salaries paid by those comparable companies. When an employee's position is not standard and cannot be compared to similar positions in comparable companies, compensation is determined in a discretionary process, taking into consideration the components and overall responsibility of the employee's position.

     Cash Bonus. The Boards of Directors determined to award certain non-hourly employees, including executive officers, cash bonuses based on an assessment of a number of quantitative and qualitative factors. The primary quantitative factors are performance in reserve replacement, considering overall reserves found and effectiveness of capital expenditures, in comparison to the historical performance of independent oil and gas companies as a group, the production of existing resources in comparison to budget and the prior year and general and administrative expenses and operating costs in comparison to budget. Qualitative factors include judgments regarding the effectiveness of management and administration. Depending on the Energy Companies' success in these areas, total salaries and cash bonuses paid to management employees may range from 64% of the compensation paid to similarly situated employees in comparable companies if the Energy Companies perform poorly to as high as 500% of the compensation paid by comparable companies if the Energy Companies perform very well.

     Based on comparisons of the Energy Companies' performance with the historical performance of other independent oil and gas companies as a group as reported by generally published industry statistics, the Executive Committees and the Boards of Directors determined that the Energy Companies had an average year in the overall reserves found and a less than average year in the effectiveness of capital expenditures. The Executive Committees and the Boards of Directors also concluded that the impact of certain transactions during the year and the success of management in implementing various administrative and financial objectives deserved recognition. Therefore, the cash bonuses paid to management employees as a group were set at levels that would result in their total annual compensation being somewhat less than that paid by comparable companies. The aggregate cash bonuses are allocated among the key and professional employees based on the recommendations of senior management and a determination of the employees' relative contributions to the Energy Companies during the year.

     The Long-Term Incentive Plan. The Energy Companies' long-term incentive plan is intended to provide incentive and motivation to the Energy Companies' key employees, including the executive officers and consultants, to increase the oil and gas reserves of the Energy Companies and to enhance the Energy Companies' ability to attract, motivate and retain key employees upon whom, in large measure, the success of the Energy Companies depends.

     Under the long-term incentive plan, the Boards of Directors annually determine the portion of the Energy Companies' collective interests in the cash flow from certain domestic wells drilled, recompleted or enhanced during that year (the "Plan Year"), which will be allocated to participants in the plan. The portion allocated to participants in the plan is referred to as the "Plan Cash Flow." The Boards of Directors then determine which key employees may participate in the plan for the Plan Year and allocates the Plan Cash Flow among the participants. Awards under the plan do not represent any actual ownership interest in the wells. Awards are made in the Boards of Directors' discretion.

     Each award under the plan represents the right to receive for five years a specified share of the Plan Cash Flow attributable to certain domestic wells drilled, recompleted or enhanced during the Plan Year. In the sixth year after the award, the participant is paid an amount equal to a specified percentage of the remaining net present value of estimated future production from the domestic wells and the award is terminated. Plan Cash Flow from international projects, if any, allocated to the plan is paid to participants for a ten-year period, with no buy-out for estimated future production. There are no international projects allocated to the 1998 Plan. Accordingly, the value of awards under the long-term incentive plan depends primarily on the Energy Companies' success in drilling, completing and achieving production from new wells each year and from certain recompletions and enhancements of existing wells. The percentage of the Energy Companies' cash flow from international projects domestic wells completed in any Plan Year to be allocated to the Plan Cash Flow each Plan Year, the percentage of the remaining net present value of estimated future production from domestic wells for which the participants will receive payment in the sixth year of an award, and the amount to be awarded to individual participants is determined by the Boards of Directors each year, after taking into consideration the recommendation of the Energy Companies' executive officers.

     The awards for the 1998 Plan Year were made in January 1998. For the 1998 Plan Year, the Boards of Directors determined that the total Plan Cash Flow would be equal to 2.75% of the cash flow of the domestic wells completed during the Plan Year. The Boards of Directors also determined that the participants' interests in eligible domestic wells for the 1998 Plan Year would be purchased in the sixth year at 80% of the remaining net present value of the wells completed in the Plan Year. The Boards of Directors also determined that the total awards would be allocated among key employees primarily on the basis of salary and, to a lesser extent, on the basis of contribution to the Energy Companies' drilling activity.

     Chief Executive Officer. The Energy Companies had a consulting agreement with Hallwood Group effective December 31, 1996, pursuant to which the Energy Companies pay Hallwood Group a $550,000 annual consulting fee. In 1998, the consulting services were provided by HSC Financial, through Messrs. Gumbiner and Troup, and Hallwood Group paid the annual fee it received to HSC Financial.

     1998 Members of the General Partner's Board of Directors:

Anthony J. Gumbiner                          Rex A. Sebastian
Brian M. Troup                               William L. Guzzetti
Hans-Peter Holinger

     1998 Members of Hallwood Consolidated Resources Board of Directors

Anthony J. Gumbiner                          Bill M. Van Meter
Brian M. Troup                               John R. Isaac
Hamilton P. Schrauff                         Dr. Jerry A. Lubliner
                                             William L. Guzzetti

                               PERFORMANCE GRAPH

     The following performance graph compares the 5-year cumulative return of Hallwood Group's common stock with that of the Russell 2000 Index and a peer group of issuers. The issuers included in the peer group are all publicly traded companies included in Standard Industrial Classification Code 6512 "Operators of Nonresidential Buildings," with market capitalization of less than $100,000,000 as of December 31, 1998, which consist of Hallwood Realty Partners, Milestone Properties, Inc. and Pacific Gateway Properties, Inc.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                     AMONG THE HALLWOOD GROUP INCORPORATED,
                    THE RUSSELL 2000 INDEX AND A PEER GROUP
PERFORMANCE GRAPH

                                                        THE
               MEASUREMENT PERIOD                     HALLWOOD
             (FISCAL YEAR COVERED)                   GROUP INC.        PEER GROUP       RUSSELL 2000
12/93                                                          100               100               100
12/94                                                           37               104                98
12/95                                                           38               107               126
12/96                                                           77               138               147
12/97                                                          182               247               180
12/98                                                           91               314               179

---------------

* $100 invested on December 31, 1993 in stock, index or peer group, including reinvestment of dividends.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONSULTING AND MANAGEMENT AGREEMENTS

     Effective December 31, 1996, Hallwood Group entered into an agreement with HSC Financial pursuant to which HSC Financial agreed to provide international consulting and advisory services to Hallwood Group and its affiliates for an annual fee of $825,000 and reimbursement for out-of-pocket and other reasonable expenses of HSC Financial. The consulting agreement continued until July 31, 1998, at which time it was automatically extended for one year and will be automatically extended for successive one year terms unless notice of termination is provided by either party no less than thirty-one (31) days prior to the expiration of the end of its term or an extension thereof.

STANWICK HOLDINGS, INC.

     Hallwood Group shares offices, facilities and staff with, and certain executive officers of Hallwood Group also served as executive officers or directors of, Stanwick Holdings, Inc. ("Stanwick"). Hallwood Group pays the common general and administrative expenses of the two companies and charges Stanwick a fee for its allocable share of such expenses, which totaled $25,000 for the year ended December 31, 1998. HCRE managed a commercial office building for Stanwick and provided property management, leasing and construction services, which totaled $4,482 for the year ended December 31, 1998. HCRE no longer provides such services.

     Stanwick is a subsidiary of HHSA. Messrs. Gumbiner and Troup are directors of HHSA. Under United States securities laws, HSC Financial could be considered to share beneficial ownership of substantially all of the outstanding shares of HHSA.

                                    AUDITORS

     Deloitte & Touche LLP served as Hallwood Group's independent auditors for the years ended December 31, 1996, 1997 and 1998 and have been selected to serve in that capacity again for the year ended December 31, 1999. A representative of Deloitte & Touche LLP will be available at the annual meeting to respond to appropriate questions and will be given an opportunity to make a statement if desired.

                             STOCKHOLDER PROPOSALS

     If a stockholder intends to present a proposal for action at the 2000 Annual Meeting and wishes to have such proposal considered for inclusion in Hallwood Group's proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing to the Secretary of Hallwood Group at 3710 Rawlins, Suite 1500, Dallas, Texas 75219 by December 14, 2000. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholder proposals.

     Hallwood Group's bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the board of directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by Hallwood Group ninety days or more before the date of the annual meeting and must contain specified information and conform to certain requirements, as set forth in the bylaws.

     If you wish to submit a proposal at the annual meeting, other than through inclusion in the proxy statement, you must notify Hallwood Group no later than February 3, 2000. If you do not notify Hallwood Group of your proposal by that date, Hallwood Group will exercise its discretionary voting power on that proposal.

     In addition, if you submit a proposal outside of Rule 14a-8 for the 2000 annual meeting, and the proposal fails to comply with the advance notice procedure prescribed by the bylaws, then Hallwood Group's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended requires Hallwood Group's officers and directors, and persons who own more than 10% of a registered class of Hallwood Group's securities, to file reports of ownership and changes of ownership with the SEC and the New York Stock Exchange. Officers, directors and 10% stockholders of Hallwood Group are required by SEC regulation to furnish Hallwood Group with copies of all Section 16(a) forms filed by them.

     Based solely on review of copies of the forms received, Hallwood Group believes that, during the last fiscal year, all filing requirements under
Section 16(a) applicable to its officers, directors and 10% stockholders were timely.

                                 OTHER BUSINESS

     Hallwood Group is not aware of any other business to be presented at the annual meeting. All shares represented by proxies will be voted in favor of the nominee for director set forth in this proxy statement unless otherwise indicated on the form of proxy. If any other matters properly come before the meeting, Hallwood Group's proxy holder will vote thereon according to his best judgment.

                                            By order of the Board of Directors

                                                   /s/ MELVIN J. MELLE

                                            ------------------------------------
                                                      Melvin J. Melle
                                                         Secretary

April 12, 1999

                                     PROXY

                        THE HALLWOOD GROUP INCORPORATED

                            3710 RAWLINS, SUITE 1500
                              DALLAS, TEXAS 75219

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Anthony J. Gumbiner as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and vote, as designated below, all of the shares of common stock of The Hallwood Group Incorporated (the "Company"), held of record by the undersigned on March 19, 1999, at the Annual Meeting of Stockholders to be held on May 5, 1999, or any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of the nominee listed and at the discretion of the Proxy with respect to any other matter that is properly brought before the meeting.

-----------                                                          -----------
SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

     PLEASE MARK
[X]  VOTES AS IN
     THIS EXAMPLE.


PLEASE USE BLUE OR BLACK INK.
1. Election of Director.

   NOMINEE:  Brian M. Troup

               FOR     WITHHELD

               [ ]       [ ]

2. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

     FOR       AGAINST   ABSTAIN

     [ ]         [ ]       [ ]


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]

COMPLETE, SIGN AND DATE THE PROXY CARD AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign, or if one signs he/she should attach evidence of his/her authority. When signing as attorney, executor, administrator, agent, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign full partnership name by authorized person.

Signature:               Date    , 1999  Signature:              Date     , 1999
          --------------     ----                   ------------      ----